Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-274177

November 1, 2024

Strategic Acquisition of William Penn Bancorporation + Opportunistic Follow-on Offering November 1, 2024

Disclaimer Cautionary Note Regarding Forward-Looking Statements Statements included in this presentation which are not historical in nature or do not relate to current facts are intended to be, and are hereby identified as, forward-looking statements for purposes of the safe harbor provided by Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Forward-looking statements are based on, among other things, Mid Penn Bancorp, Inc. (the “Company” or “MPB”) management’s and William Penn Bancorporation (“William Penn” or “WMPN”) management’s beliefs, assumptions, current expectations, estimates and projections about the financial services industry, the economy and the Company and William Penn. Words and phrases such as “may,” “approximately,” “continue,” “should,” “expects,” “projects,” “anticipates,” “is likely,” “look ahead,” “look forward,” “believes,” “will,” “intends,” “estimates,” “strategy,” “plan,” “could,” “potential,” “possible” and variations of such words and similar expressions are intended to identify such forward-looking statements. These forward-looking statements may include the proposed offering of the Company’s common stock and expectations relating to the anticipated opportunities and financial and other benefits of the business combination transaction between the Company and William Penn, and the projections of, or guidance on, the Company’s or the combined company’s future financial performance, asset quality, liquidity, capital levels, expected levels of future expenses, including future credit losses, anticipated growth strategies, descriptions of new business initiatives and anticipated trends in the Company’s business or financial results. The Company and William Penn caution readers that forward-looking statements are subject to certain risks and uncertainties that are difficult to predict with regard to, among other things, timing, extent, likelihood and degree of occurrence, which could cause actual results to differ materially from anticipated results. Such risks and uncertainties include, among others, the following possibilities: the occurrence of any event, change or other circumstances that could give rise to the right of one or both of the parties to terminate the definitive merger agreement entered into between the Company and William Penn; the outcome of any legal proceedings that may be instituted against the Company or William Penn; the failure to obtain necessary regulatory approvals (and the risk that such approvals may result in the imposition of conditions that could adversely affect the combined company or the expected benefits of the business combination transaction) and shareholder approvals or to satisfy any of the other conditions to the business combination transaction on a timely basis or at all; the possibility that the anticipated benefits of the business combination transaction are not realized when expected or at all, including as a result of the impact of, or problems arising from, the integration of the two companies or as a result of the strength of the economy and competitive factors in the areas where the Company and William Penn do business; the possibility that the business combination transaction may be more expensive to complete than anticipated; diversion of management’s attention from ongoing business operations and opportunities; potential adverse reactions or changes to business or employee relationships, including those resulting from the announcement or completion of the business combination transaction; changes in the Company’s share price before the closing of the business combination transaction; risks relating to the potential dilutive effect of shares of the Company common stock to be issued in the business combination transaction or in the proposed offering of the Company’s common stock; and other factors that may affect future results of the Company, William Penn and the combined company. Additional factors that could cause results to differ materially from those described above can be found in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023, William Penn’s Annual Report on Form 10-K for the year ended June 30, 2024, and in other documents the Company and William Penn file with the U.S. Securities and Exchange Commission (the “SEC”), which are available on the SEC’s website at www.sec.gov. All forward-looking statements, expressed or implied, included in this presentation are expressly qualified in their entirety by the cautionary statements contained or referred to herein. If one or more events related to these or other risks or uncertainties materialize, or if the Company’s or William Penn’s underlying assumptions prove to be incorrect, actual results may differ materially from what the Company and William Penn anticipate. The Company and William Penn caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date they are made and are based on information available at that time. Neither the Company nor William Penn assumes any obligation to update or otherwise revise any forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements were made or to reflect the occurrence of unanticipated events except as required by federal securities laws. Market and Industry Data Unless otherwise indicated, market data and certain industry forecast data used in this presentation were obtained from third party sources and other publicly available information. While the Company believes these sources to be reliable as of the date of this presentation, the Company has not independently verified such information, and makes no representation as to its accuracy, adequacy, fairness or completeness. Data regarding the industries in which the Company and William Penn compete and their respective market position and market share within these industries are inherently imprecise and are subject to significant business, economic and competitive uncertainties beyond the Company’s control. In addition, assumptions and estimates about the Company and its industries’ future performance industries are necessarily subject to a high degree of uncertainty and risk due to a variety of factors. These and other factors could cause future performance to differ materially from assumptions and estimates. Company and William Penn Data Data about the Company provided in this presentation, including financial information, has been prepared by Company management. Data about William Penn provided in this presentation, including financial information, has been obtained from William Penn management and its public filings with the SEC. Combined Franchise Forward-Looking Data Neither the Company’s nor William Penn’s independent registered public accounting firms have studied, reviewed or performed any procedures with respect to the combined franchise forward-looking financial data for the purpose of inclusion in this presentation, and, accordingly, neither have expressed an opinion or provided any form of assurance with respect thereto for the purpose of this presentation. These combined franchise forward-looking financial data are for illustrative purposes only and should not be relied on as necessarily being indicative of future results. The assumptions and estimates underlying the combined franchise forward-looking financial data are inherently uncertain and are subject to a wide variety of significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the prospective financial information, including those in the “Forward-Looking Statements” disclaimer above. Combined franchise forward-looking financial data is inherently uncertain due to a number of factors outside of the Company’s or William Penn’s control. Accordingly, there can be no assurance that the prospective results are indicative of future performance of the combined company after the proposed acquisition or that actual results will not differ materially from those presented in the combined franchise forward-looking financial data. Inclusion of combined franchise forward-looking financial data in this presentation should not be regarded as a representation by any person that the results contained in the prospective financial information will be achieved.

DisclaimerNo Offer or SolicitationThis presentation is neither an offer to sell nor a solicitation of an offer to purchase any securities of the Company or William Penn. There will be no sale of securities in any jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. Any securities of the Company to be offered will be issued pursuant to the Company’s effective shelf registration statement on Form S-3 (File No. 333-274177) filed with the SEC. Before considering an investment decision, you should read the prospectus in that registration statement and the preliminary prospectus supplement and other documents that the Company will file with the SEC for additional information about the Company and the offering. You may obtain these documents and other documents to be filed with the SEC for free by visiting the SEC’s website at www.sec.gov. Alternatively, a copy of the prospectus and when available, the preliminary prospectus supplement, may be requested by calling the Company at (717) 692-7105 or by contacting: Stephens Inc. by telephone at (800) 643-9691 or by email at prospectus@stephens.com or Piper Sandler & Co. by telephone at (866) 805-4128 or by email at fsgsyndicate@psc.com.Non-GAAP Financial MeasuresThis presentation includes certain financial measures derived from consolidated financial data but not presented in accordance with U.S. generally accepted accounting principles (“GAAP”). The Company believes that these non-GAAP measures, when taken together with its financial results presented in accordance with GAAP, provide meaningful supplemental information regarding its operating performance and facilitate internal comparisons of its historical operating performance on a more consistent basis These non-GAAP financial measures however are subject to inherent limitations, may not be comparable to similarly titled measures used by other companies and should not be considered in isolation or as an alternative to GAAP measures. Please refer to the Appendix for reconciliations of the non- GAAP financial measures to their most directly comparable GAAP financial measures.Important Additional Information and Where to Find ItThis presentation is solely for informational purposes and has been prepared to assist interested parties in making their own evaluation of the Company and does not purport to contain all of the information that may be relevant. This communication does not constitute an offer to sell, or a solicitation of an offer to buy, any securities or the solicitation of a proxy, in any jurisdiction in which or from any person to whom it is not lawful to make any such offer or solicitation in such jurisdiction. Neither the SEC nor any other regulatory body has approved or disapproved of the securities of the Company or passed upon the accuracy or adequacy of this presentation. Any representation to the contrary is a criminal offense.The MergerThe proposed Merger will be submitted to the shareholders of William Penn and Mid Penn for their consideration and approval. In connection with the proposed Merger, Mid Penn will be filing with the SEC a registration statement on Form S-4, which will include a joint proxy statement of Mid Penn and William Penn and a prospectus of Mid Penn and other relevant documents concerning the proposed transaction. INVESTORS AND SHAREHOLDERS OF MID PENN AND WILLIAM PENN ARE URGED TO READ THE REGISTRATION STATEMENT AND THE JOINT PROXY STATEMENT/PROSPECTUS REGARDING THE TRANSACTION WHEN IT BECOMES AVAILABLE AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS,BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors will be able to obtain a free copy of the joint proxy statement/prospectus, as well as other filings containing information about Mid Penn and William Penn, free of charge from the SEC’s website (www.sec.gov). Copies of the joint proxy statement/prospectus and the filings with the SEC that will be incorporated by reference in the joint proxy statement/prospectus can also be obtained, free of charge, or by contacting Mid Penn Bancorp, Inc., 2407 Park Drive, Harrisburg, Pennsylvania, 17110, attention: Investor Relations (telephone (717) 692-7105); or William Penn Bancorporation, 10 Canal Street, Suite 104, Bristol, Pennsylvania 19007, attention: Kenneth J. Stephon, President and CEO (telephone (267) 540-8500).Participants in the SolicitationMid Penn, William Penn and their respective directors, executive officers, and certain other members of management and employees may be deemed to be participants in the solicitation of proxies from Mid Penn and/or William Penn shareholders in connection with the proposed Merger transaction under the rules of the SEC. Information regarding the directors and executive officers of Mid Penn and William Penn is available in each company’s respective most recent definitive proxy statement filed with the SEC and other documents filed by Mid Penn and William Penn with the SEC. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the joint proxy statement/prospectus and other relevant materials filed with the SEC, which may be obtained free of charge as described in the preceding paragraph.

Overview of the Transactions

Strategic Acquisition of William Penn

- All-stock combination
- Aggregate deal value of $127 million[1] ($119 million post-ESOP loan pay-down)
- Combined assets of $6.3 billion
  - MPB: $5.5 billion assets at 9/30/2024
  - WMPN: $812 million assets at 9/30/2024
- Materially expands presence in the broader Philadelphia region including Bucks County, and southern and central NJ
- Financially compelling
  - Lowers combined loan/deposit ratio and CRE concentration ratio
  - Double digit accretive to EPS and 20-50bps accretive to capital ratios
  - Short TBV earn back (2.4 years)



Pittsburgh

MID PENN BANCORP

WILLIAM PENN BANCORPORATION

Follow-on Offering

- $70 million common stock base deal
- To support our continued growth, including investments in our bank subsidiary to support organic growth, potential redemption of subordinated debt, future strategic transactions, and general corporate purposes

Tangible Common Equity / Tangible Assets[2][3]



8.1%
8.6%
9.7%
MPB
2024 Q3
Pro Forma
MPB / WMPN
Pro Forma
MPB / WMPN
+ Capital Raise

CRE / Total Risk-Based Capital Concentration[3]



386%
370%
330%
MPB
2024 Q3
Pro Forma
MPB / WMPN
Pro Forma
MPB / WMPN
+ Capital Raise

Source: Company Documents. Note: Standalone data as of September 30, 2024.
(1) Based on MPB's closing stock price of $31.88 as of 10/30/2024, WMPN common shares outstanding of 9,208,217 and economic value of in-the-money options.
(2) Non-GAAP financial metric. Please refer to the calculation for this measure on the slide titled "Non-GAAP Reconciliation" at the end of this presentation.
(3) Bank holding company capital used; assumes common equity raise base offering of $70 million with full exercise of 15% greenshoe of the base offering amount for illustrative purposes.

MID PENN BANCORP | WILLIAM PENN
4

I. Strategic Acquisition of William Penn

Overview of William Penn Bancorporation (NASDAQ: WMPN)

Key Highlights as of 9/30/2024

- Founded in 1870
- Headquartered in Bristol, Pennsylvania (Bucks County)
- Since 2018, WMPN has completed three acquisitions and in 2021 completed a 2nd-step mutual-to-stock conversion raising $126 million in proceeds
- Low risk, high quality franchise with excess capital and a granular, low-cost deposit base

$812M	$465M	$630M	$123M
Total Assets	Total Gross Loans	Total Deposits	Tangible Common Equity

74%	15.2%	117%
Loan / Deposit	TCE / TA	CRE / TRBC

Combined Southeastern Pennsylvania + Central/Southern New Jersey



MPB (10)
WMPN (12)(3)
Reading
Edison
Long Branch
Trenton
Philadelphia
Wilmington

	Southeast PA	Central / Southern NJ	Total Combined
Branches			
MPB	7	3	10
WMPN	8	4	12
Total	15	7	22
Deposits ($M)			
MPB	$657	$223	$880
WMPN	$385	$251	$636
Total	$1,042	$474	$1,516

WMPN Total Loans(1)



Construction 5%
C&I & Commercial 3%
Residential RE 35%
CRE 56%
5.59%
Yield on Total Loans

WMPN Total Deposits(1)



2.49%
Cost of Total IB Deposits
Noninterest-bearing Deposits 10%
IB Checking 21%
Money Market 28%
Savings 13%
Time Deposits 28%

Pro Forma Deposits by State

$ in millions



Pennsylvania $4,669 91%
New Jersey $474 9%

Pro Forma Deposits by Region(2)

$ in millions



29% of the Combined Franchise
Southeast PA $1,043 20%
Central /Southern NJ $474 ; 9%
Western PA $628 12%
Northeast PA $653 13%
Harrisburg $2,345 46%

Source: S&P Global Market Intelligence; FDIC. Note: FDIC deposit data as of 6/30/2024.
(1) 6/30/2024 GAAP data used. Yield and cost data is as of 9/30/2024. (2) Southeast PA includes the counties of Bucks, Philadelphia, Berks, Montgomery, Lehigh and Chester, PA. Central/Southern NJ includes the counties Camden, Mercer, Burlington, Middlesex and Monmouth, NJ. (3) Excludes one administrative office with no deposits in Bucks County, PA.

MID PENN BANCORP | WILLIAM PENN BANCORPORATION

6

Overview of William Penn Bancorporation (continued)

Low Cost, Highly Granular Deposit Base

$630M Total Deposits[1]	**17%** Uninsured Deposits[2]	**$30K** Average Account Size[1]
9.3 Years Weighted Average Age[1]	**37%** Interest Bearing Deposit Beta	**85%+** Time Deposits Reprice in Next 12 Months[1]

Highly Liquid Balance Sheet & Best-in-Class Credit Metrics

Financial data as of 9/30/2024



Cash & Securities / Total Liabilities
16%
40%
Loans / Deposits
94%
74%
5 Year Average NCOs / Avg. Loans
0.02%
0.03%
0.07%
Peers[5]

Positioned in Attractive and Wealthy Markets



Median Household Income by Counties
$105,774
$84,038
$92,531
$99,605
$74,466
$75,874
Bucks, PA
Camden, NJ
Mercer, NJ
Burlington, NJ
State of Pennsylvania Overall
U.S. Overall



Average Branch Size Comparison ($M)
Significant Room to Grow and/or Consolidate the William Penn Footprint[3]
$53
3.5x+
$195
$108
$100
All Banks in the Greater Philly Market[3]
All Banks in the Greater Philly Market Ex. Top 5 Market Share[3,4]
MID PENN BANCORP

Source: S&P Global Market Intelligence; FDIC. Note: FDIC deposit data as of 6/30/2024. (1) Company-provided deposit tape as of 6/30/2024. (2) Per WMPN's 10-K filing for the fiscal year ended 6/30/2024. (3) Counties include Bucks and Philadelphia, PA and Camden, Mercer, and Burlington, NJ. (4) Top 5 banks include Wells Fargo, Bank of America, PNC, Toronto-Dominion, and Citizens Financial. (5) Nationwide major exchange-traded banks with 6/30/2024 total assets between $4 and $10 billion, excluding merger targets, mutual and merger-of-equals participants.

7

Transaction Terms & Financial Impact

Transaction Structure & Terms	• Mid Penn will acquire 100% of William Penn outstanding common stock • 100% stock consideration • Fixed exchange ratio of 0.4260x MPB shares for each WMPN share • Outstanding WMPN options to be converted into MPB options
Capital Raise	• Mid Penn expects to raise approximately $70 million in common equity contemporaneously with this transaction announcement(1) • The William Penn acquisition is not contingent on this capital raise • Capital proceeds will be utilized to support future organic growth and potential subordinated debt redemption
Pro Forma Ownership	• Mid Penn: 82.0% / William Penn: 18.0% (excluding the capital raise) • Mid Penn: 72.2% / William Penn: 15.9% / 11.9% Equity Raise Investors (including the capital raise)(2)
Cash Dividend Impact to WMPN Shareholders	• Post-closing, William Penn shareholders will realize an equivalent annual cash dividend of $0.34 per share based on Mid Penn's quarterly dividend of $0.20 per share • This represents approximately a 184% increase relative to William Penn's annual cash dividends of $0.12 per share
Management & Board of Directors Representation	• Ken Stephon, current William Penn Chairman, CEO & President, will join Mid Penn's Executive Team as Chief Corporate Development Officer and will join the Mid Penn Board of Directors and be appointed to Vice Chairman of Mid Penn Bank • Significant retention of William Penn business development and retail team expected
Timing and Approvals	• William Penn and Mid Penn shareholder approval • Customary regulatory approvals • Anticipated closing in Q2 2025

(1) Assumes common equity raise base offering of $70 million with full exercise of 15% greenshoe of the base offering amount for illustrative purposes.
(2) Assumes MPB common stock issuance price of $29.50 per share.

MID PENN BANCORP | WILLIAM PENN BANCORPORATION
8

Highly Attractive Transaction Economics

Deal Value & Key Transaction Multiples

- Aggregate deal value of $127 million[1] | Deal value of $119 million, inclusive of ESOP loan pay-down
- Price / TBV: 1.02x | 84% Pay-to-Trade ratio
- Price / Fully Synergized 2026E EPS: 5.0x[2]

Standalone Forecasts

- Research analyst consensus estimates used for MPB through 2026
- WMPN earnings per MPB management and inclusive of deployment of excess liquidity into loans and incremental business development talent additions in the Southeastern PA and South NJ markets
- Both forecasts utilize a declining interest rate scenario aligned with market forecasts and consensus estimates
- MPB forecast: 2025 net income of $52.3 million (0.92% ROA) and 2026 net income of $56.1 million (0.95% ROA)
- WMPN forecast: 2025 net income of $1.4 million (0.17% ROA) and 2026 net income of $7.3 million (0.78% ROA)
  - Loan-to-deposit ratio assumed to increase from 74% (9/30/2024) to 85% by year end 2026
  - NIM expands from 2.3% (9/30/2024) to low-to-mid 3% area in 2026
  - WMPN assets projected to be approximately $1.0 billion at year end 2026

Credit Mark

- Gross credit mark of $4.6 million or 1.0% of WMPN's loans[3] and 1.8x WMPN's ACL
  - $0.9 million (20%) allocated to purchase credit deteriorated loans (PCD)
  - $3.7 million (80%) allocated to Non-PCD loans (accreted into earnings over 7 years, straight line method)
- Day-two estimated CECL reserve of $3.7 million (Double Count)

Fair Value Marks

- Loan interest rate mark of $25 million pre-tax, or ~5.4% of HFI loans, accreted over 7 years
- WMPN's securities (HTM & AFS) pre-tax loss of $35 million accreted through earnings over 6 years
- Other pre-tax fair value adjustments total approximately $2 million amortized based on estimated remaining life
- CDI of $11 million, or 2.5% of non-time deposits, amortized over 10 years utilizing SOYD methodology

Cost Savings & Merger Costs

- Fully phased-in cost savings equal to ~45% of WMPN's noninterest expense base, phased in 80% in 2025
- Cost Saves: $9.8 million pre-tax (fully phased-in) / $7.7 million after-tax
- Meaningful operating expense increases factored into WMPN standalone forecast to account for incremental Southeastern PA Expansion
- One-Time Charges: $14.2 million pre-tax / $11.7 million after-tax (fully reflected in Pro Forma TBV)

Pro Forma Financial Impacts

GAAP	Ex. Rate Marks
~14% 2026 EPS Accretion	**~11%** 2026E EPS Accretion
~(5%) TBV per share Dilution at Close	**+3% Accretive** To Day 1 TBV per Share
~2.4 Yrs TBV per share Earnback (crossover method)	**No Earnback**
+30% Internal Rate of Return (IRR)[4]	**+20%** Return on Invested Capital (ROIC)[2]

MID PENN BANCORP | WILLIAM PENN

Source: Company Documents; S&P Global Market Intelligence.
(1) Assumes MPB stock issuance price of $31.88 per share (spot price as of 10/30/2024) and WMPN common shares of 9,208,217, includes in-the-money option value. (2) Fully synergized earnings inclusive of WMPN standalone forecast, cost savings and mark-to-market adjustments; ROIC = return on invested capital, defined as synergized cash earnings as a percentage of total acquisition cost. (3) Held-for-Investment loans as of 9/30/2024. (4) IRR calculation assumes a 10.0x terminal P/E multiple and 8.5% minimum TCE / TA.

9

Accretive to All Key Performance Ratios: Capital, Liquidity & Profitability Figures shown below do not include impact of the $70 million capital raise Total Assets TCE / TA CET 1 Ratio(1) CRE Concentration Ratio(1) $ in billions ~+40ps (14%) 10.4% 10.8% 384% 8.4% 8.6% $6.5 $5.7 370% MPB Pro Forma MPB Pro Forma at Close MPB Pro Forma MPB Pro Forma Est. @ 6/30/2025 Est. @ 6/302025 Est. @ 6/30/2025 Est. @ 6/30/2025 Loans / Deposits 2026 ROAA 2026 ROATCE 97.9% 13.0% 13.2% 1.16% 1.10% 94.3% 0.95% 11.0% 91.9% 12/31/2023 9/30/2024 Comparable Comparable Banks Banks Median(2) Median (2) Source: S&P Global Market Intelligence; Company documents. Note: Represents data as of transaction close (6/30/2025). See disclaimer “Combined Franchise Forward-Looking Data”. See Appendix for a reconciliation of non-GAAP measures to their nearest GAAP comparables. 2026 median research consensus analyst estimates as of 10/27/2024. (1) Represents consolidated BHC regulatory data. (2) Defined as nationwide major exchange-traded banks with 6/30/2024 total assets between $4 and $10 billion, excluding merger 10 targets, mutual and merger-of-equals participants.

Combined MPB/WMPN Team Has Extensive M&A Experience

Combined M&A experience over 8 bank deals and cumulative assets acquired of ~$3 billion



MID PENN BANCORP
8/27/2014
PHOENIX BANCORP, INC.
Miners BANK
Assets: $141M
1/16/2018
First Priority Financial Corp.
Assets: $612M
12/20/2022
Assets: $382M
'13 '14 '15 '16 '17 '18 '19 '20 '21 '22 '23 '24
3/29/2017
THE SCOTTDALE BANK & TRUST COMPANY SB&T
Assets: $263M
6/30/2021
RIVERVIEW FINANCIAL CORPORATION
Assets: $1,215M



WILLIAM PENN BANCORPORATION
12/7/2017
Audubon SAVINGS BANK
Assets: $157M
12/5/2019
WASHINGTON SAVINGS BANK
Assets: $159M
'13 '14 '15 '16 '17 '18 '19 '20 '21 '22 '23 '24
12/5/2019
Fidelity Savings
Assets: $86M

- ✓ **Utilized MPB's historical M&A experience and diligence team consisting of over 20 team members**
- ✓ **In-person and virtual diligence meetings conducted between both companies across all focus areas**
- ✓ **Comprehensive Loan Review Analysis**
  - Engaged third party advisors to assist in credit loan review
  - Reviewed 95% of WMPN's $212 million of outstanding commercial loan balances
  - Diversified and granular portfolio: ~$400K average commercial loan size
  - Individual credit file review of consumer and mortgage portfolio samples
  - Account level interest rate mark analysis performed on entire portfolio including stress testing for various rate scenarios

Diligence Focus Areas:

- Consumer & Commercial Banking
- Retail Locations & Facilities
- Risk Management Regulatory & Compliance
- IT & Operations
- Finance, Tax & Accounting
- Credit Underwriting & CECL

Source: S&P Global Market Intelligence. Note: Includes acquisitions at bank-level, transaction data as of deal announce date.

MID PENN BANCORP | WILLIAM PENN BANCORPORATION
11

12 II.Capital Raise

Transaction Term Sheet Overallotment Issuer Mid Penn Bancorp, Inc. 15% Option To support our continued growth, including NASDAQ investments in our bank subsidiary to support MPB Use of Proceeds organic growth, potential redemption of Symbol subordinated debt, future strategic transactions, and general corporate purposes Offering Type Follow-on Lockup Period 90 Days Security Common Stock Stephens Inc. Bookrunners Piper Sandler & Co. Base Offering $70 million Anticipated Before Market Open November 1, 2024 Pricing 13

Strategic Capital Raise Will Fully Unlock Organic Growth Potential This $70 million capital raise is primarily intended to support organic growth opportunities Historically, Mid Penn has demonstrated the ability to organically grow loans and deposits at a double-digit pace while executing an opportunistic M&A strategy However, since interest rates started rising rapidly in early 2022, Mid Penn has re-calibrated its organic growth strategy – Slower overall loan growth by design… a focus on profitability margins over growth – More emphasis around growing deposits / Treasury Management / C&I – Re-focus on operating expense efficiency to drive better overall profitability margins The change in the macro-environment coupled with the strategic acquisition of William Penn presents an opportune time for Mid Penn to pursue an accelerated organic growth strategy in the southeastern Pennsylvania markets The southeastern Pennsylvania market is one of the largest, most commercially dense markets in the U.S., and the significant consolidation of larger, in-market community banks has created an opportunity for a $5-$10 billion asset sized bank to establish themselves as the dominant player Mid Penn is well-positioned to take advantage of these opportunities due to its methodical and successful expansion into this market over the past several years 14

15 $0.7 $0.8 $0.9 $0.9 $1.1 $1.6 $2.1 $1.9 $2.1 $2.5 $0.1 $0.1 $0.1 $0.8 $0.8 $0.8 $1.9 $1.9 $2.2 $2.2 $0.6 $0.8 $0.9 $1.0 $1.7 $1.9 $2.5 $4.0 $3.8 $4.3 $4.7 2014 2015 2016 2017 2018 2019 2020 2021 2022 2023 Q3 2024 Organic Deposits Acquired Deposits $0.6 $0.7 $0.8 $0.9 $1.1 $1.7 $1.6 $2.0 $2.4 $2.6 $0.1 $0.1 $0.1 $0.7 $0.7 $0.7 $1.6 $1.6 $1.9 $1.9 $0.6 $0.7 $0.8 $0.9 $1.6 $1.8 $2.4 $3.1 $3.5 $4.2 $4.4 2014 2015 2016 2017 2018 2019 2020 2021 2022 2023 Q3 2024 Organic Loans Acquired Loans Demonstrated Track Record of Organic Growth Note: YTD = year-to-date as of 9/30/2024. $ in billions Total Loans Total Deposits Total CAGR: 20% Organic CAGR: 15% Total YTD Growth: 11% Organic YTD Growth: 22% Total CAGR: 20% Organic CAGR: 16% Total YTD Growth: 7% Organic YTD Growth: 12%

16 Announcement Date 1/16/2018 6/30/2021 12/20/2022 — Close Date 7/31/2018 11/30/2021 5/19/2023 — Assets Acquired ($M) $612 $1,215 $382 $812 Key Impacts @ Announcement EPS Accretion 19% 25% 9% 14% TBV Dilution (7%) (7%) (4%) (5%) TBV Earnback (yrs.) 2.8 2.3 2.7 2.4 Source: S&P Global Market Intelligence, FDIC. Note FDIC deposit data as of June 30, 2024. Note: Transaction data as of deal announcement date. (1) Pending acquisition; anticipated closing 6/30/2025. (2) Includes impact of cost savings and merger related adjustments. MPB Demonstrated Success In Growth Markets $ in millions, Deposits in Southeast Pennsylvania Growth markets Philadelphia MSA Lancaster MSA Reading MSA $167 $317 2019 2024 $47 $136 2019 2024 $183 $319 2019 2024 MPB’s M&A Expansion in Geography of Focus MPB First Priority Riverview Brunswick William Penn (1) (2) (2) (2) $375 million of deposit growth since 2019 on a same-store (branch) basis Methodical & Successful Expansion into Southeastern PA

Significant Opportunity to Grow in Highly Desirable Southeastern Pennsylvania Region

Sizeable Markets:

$700B+ in Total Market Deposits

6M+ Population (8th largest MSA)

550K+ Businesses (9th largest MSA)

Broader Philadelphia[2]

$517B Deposits

71% Top 3 Deposit Market Share

Top 3:
- ✓ Capital One
- ✓ TD Bank
- ✓ Wells Fargo

Central NJ[3]

$125B Deposits

46% Top 3 Deposit Market Share

Top 3:
- ✓ PNC
- ✓ Bank of America
- ✓ Wells Fargo

South NJ[4]

$60B Deposits

58% Top 3 Deposit Market Share

Top 3:
- ✓ TD Bank
- ✓ Wells Fargo
- ✓ PNC

10 Year Lookback: Top Community Banks in the Philadelphia MSA[1]

#	Company	Deposits In Market ($B)	Assets ($B)	Successor/ Acquiror
1	Univest Financial Corp.	$5.9	$7.9	
~~2~~	~~Republic First Bancorp~~	~~$4.4~~	~~$6.0~~	~~Fulton Financial Corporation~~
~~3~~	~~Beneficial Bancorp~~	~~$4.3~~	~~$5.8~~	~~WSFS Financial Corporation~~
~~4~~	~~Bryn Mawr Bank Corporation~~	~~$4.1~~	~~$5.0~~	~~WSFS Financial Corporation~~
5	Firstrust Savings Bank	$3.6	$5.1	
~~6~~	~~Susquehanna Bancshares~~	~~$3.5~~	~~$18.5~~	~~Truist Financial Corporation~~
~~7~~	~~National Penn Bancshares, Inc.~~	~~$2.5~~	~~$9.6~~	~~Truist Financial Corporation~~
8	Meridian Corporation	$1.9	$2.3	
	MID PENN BANCORP [5]	$0.9	$6.3	

The market is in need of a mid-size, $5-$10 billion community focused bank following the material amount of consolidation over the last 10 years

Source: S&P Global Market Intelligence, FDIC. Note: FDIC deposit data as of June 30, 2024.
(1) Last reported assets between $1-$20 billion and with deposits in the Philadelphia MSA since 2014; list is ranked by last available deposits per FDIC in the MSA and excludes mutuals and specialty single branch entities.
(2) Defined as the Philadelphia MSA excluding Gloucester, Camden, and Burlington counties. (3) Central New Jersey defined as Monmouth, Mercer, Middlesex, Hunterdon and Somerset counties. (4) South New Jersey defined as Burlington, Gloucester, Ocean and Camden counties. (5) Pro forma for acquisition of WMPN, excludes purchase accounting and merger related adjustments.

MID PENN BANCORP | WILLIAM PENN BANCORPORATION 17

Contemplated Strategic Actions Will Substantially Bolster Capital Ratios

Tangible Common Equity / Tangible Assets[1]


Completed $65M Follow-On in Q2 2021
Leverage of Equity Capital
Preparing for Future Growth Opportunity
5.9%
8.0%
8.9%
7.9%
8.1%
8.6%
9.7%
2021 Q1
2021YE
2022YE
2023YE
2024 Q3
Pro Forma MPB / WMPN(2)
Pro Forma + Cap Raise(3)

Common Equity Tier 1 Ratio


Completed $65M Follow-On in Q2 2021
Leverage of Equity Capital
Preparing for Future Growth Opportunity
9.7%
11.8%
11.2%
9.8%
10.1%
10.8%
12.3%
2021 Q1
2021YE
2022YE
2023YE
2024 Q3
Pro Forma MPB / WMPN(2)
Pro Forma + Cap Raise(3)

Total Risk-Based Capital Ratio


Completed $65M Follow-On in Q2 2021
Leverage of Equity Capital
Preparing for Future Growth Opportunity
12.5%
14.6%
13.2%
11.7%
11.9%
12.4%
13.8%
2021 Q1
2021YE
2022YE
2023YE
2024 Q3
Pro Forma MPB / WMPN(2)
Pro Forma + Cap Raise(3)

Regulatory CRE / Total Risk-Based Capital Concentration


Completed $65M Follow-On in Q2 2021
Leverage of Equity Capital
Preparing for Future Growth Opportunity
307%
288%
339%
376%
386%
370%
330%
2021 Q1
2021YE
2022YE
2023YE
2024 Q3
Pro Forma MPB / WMPN(2)
Pro Forma + Cap Raise(3)

Source: Company Documents. Note: Consolidated regulatory capital used.
(1) Non-GAAP financial metric. Please refer to the calculation for this measure on the slide titled "Non-GAAP Reconciliation" at the end of this presentation.
(2) Estimated transaction close date of 6/30/2025.
(3) Assumes common equity raise base offering of $70 million with full exercise of 15% greenshoe of the base offering amount for illustrative purposes.

18

Compelling Value Creation Opportunity

	MID PENN BANCORP Standalone @ 9/30/24	MID PENN BANCORP / WILLIAM PENN Pro Forma @ Close + $70M Raise [1]	$4-$10B Asset Size Banks[2] Median	$4-$10B Asset Size Banks[2] 75th Percentile
Key Balance Sheet Metrics:				
Total Assets ($B)	$5.5	$6.5	$6.4	$8.0
Loans / Deposits	94%	92%	92%	84%
Capital Ratios (BHC):				
TCE / TA	8.1%	9.7%	8.6%	9.5%
Leverage Ratio	8.4%	9.9%	10.0%	11.0%
Common Equity Tier 1 Ratio	10.1%	12.3%	11.7%	12.8%
Total Risk-Based Capital Ratio	11.9%	13.8%	14.4%	15.6%
CRE / Total Risk-Based Capital Concentration	386%	330%	243%	179%
Projected 2026 Profitability[3]:				
ROAA	0.95%	1.19%	1.09%	1.31%
ROATCE	11.0%	11.9%	11.7%	13.1%
Implied Trading Multiples	Market Date: 10/30/2024			
Price / 2026 EPS[3][4]	9.5x	9.1x	10.2x	11.5x
Trading Multiple Differential to Pro Forma			*11%*	*26%*
Price / TBV[3][4]	1.21x	1.19x	1.35x	1.56x
Trading Multiple Differential to Pro Forma			*14%*	*31%*

MID PENN BANCORP | WILLIAM PENN BANCORPORATION

Source: S&P Global Market Intelligence; FactSet. (1) Assumes transaction closing date of 6/30/2025 and includes purchase accounting and other merger-related adjustments; assumes common equity raise base offering of $70 million with full exercise of 15% greenshoe of the base offering amount for illustrative purposes. (2) Defined as nationwide major exchange-traded banks with 6/30/2024 total assets between $4 and $10 billion, excluding merger targets, mutual and merger-of-equals participants. (3) 2026 median research consensus analyst estimates used for MPB and peers. (4) Based on MPB current spot price of $31.88 as of 10/30/2024.

19

Conclusion

- William Penn strategic acquisition materially enhances our presence in one of the best markets in the United States
- Triple accretive acquisition: Increases EPS, increases capital ratios, and lowers CRE concentration & loan/deposit levels
- Mid Penn has a proven organic growth platform and has extensive merger integration experience
- The follow-on capital raise will enable us to fully unlock the organic growth potential in the greater Philadelphia market

Best-in-Class Shareholder Value Creation

Total Shareholder Return Since 2014 Year-End


173%
96%
103%
MID PENN BANCORP
NASDAQ Regional Banking Index
$4 to $10 Billion Public Banks

Strong Momentum in a Challenging Environment

Year-Over-Year Growth (Linked quarter basis 2024Q3 vs. 2023Q3)

~7% Loan Growth

~7% Deposit Growth

~11% TBV per Share Growth

~32% Earnings per Share Growth

Source: S&P Global Market Intelligence; FactSet. Note: Market data as of 10/30/2024.

20

21 III.Appendix

Mid Penn Q3 Snapshot

MPB Q3 2024 Highlights

3.13%
Net Interest Margin

0.89%
Return on Average Assets

$5.5B
Total Assets

$4.4B
Total Gross Loans

Year-over-Year Growth Rates
(Linked quarter basis 2024Q3 vs. 2023Q3)

~7%
Loan Growth

~7%
Deposit Growth

~11%
TBV per Share Growth

~32%
Earnings per Share (Diluted) Growth

	For Fiscal Peiods Ended				
	Q3 2023	FY 2023A	Q1 2024	Q2 2024	Q3 2024
	Unaudited	*Audited*	*Unaudited*		
Balance Sheet ($M)					
Total Assets	$5,215	$5,291	$5,330	$5,392	$5,527
Total Gross Loans[1]	4,150	4,257	4,322	4,373	4,440
Deposits	4,380	4,346	4,379	4,497	4,707
Tang. Common Equity[2]	395	409	418	427	438
Tangible Book Value per Share[2]	$23.81	$24.67	$25.23	$25.75	$26.36
Balance Sheet Ratios					
Loans/ Deposits (%)	94.7	97.9	98.7	97.2	94.3
NCOs / Avg. Loans (%)	0.00	0.01	0.00	0.00	0.03
NPLs / Loans (%)	0.32	0.33	0.24	0.23	0.39
NPAs / Assets (%)	0.28	0.27	0.29	0.19	0.32
Allowance for Credit Losses / Loans (%)	0.82	0.80	0.78	0.81	0.80
Allowance for Credit Losses / NPLs (%)	253	240	323	353	205
Profitability ($M)					
Total Revenue	$42.8	$167.0	$42.3	$44.1	$45.3
Operating Expenses	29.2	119.0	28.5	28.2	30.0
Provision/(Recovery) for Credit Losses	2.1	3.7	(0.9)	1.6	0.5
Net income	9.2	37.4	12.1	11.8	12.3
Earnings per Share (Diluted)	$0.56	$2.29	$0.73	$0.71	$0.74
Profitability Ratios					
ROAA (%)	0.72	0.77	0.92	0.88	0.89
ROATCE (%)	9.7	9.78	12.2	11.6	11.7
Net Interest Margin (%)	3.16	3.26	2.97	3.12	3.13
Efficiency Ratio (%)	66.3	65.2	68.8	63.7	64.9

Source: S&P Global Market Intelligence; Company Documents.
(1) Includes loans HFS and loans HFI.
(2) Non-GAAP financial metric. Please refer to the calculation for this measure on the slide titled "Non-GAAP Reconciliation" at the end of this presentation.

MID PENN BANCORP
WILLIAM PENN
22

MPB: Nicely Diversified & Granular Commercial Loan Portfolio

Multifamily + Nonowner Occupied CRE Portfolio[1]



Industrial 10%
Flex 3%
Hospitality 9%
Mobile Home Park 1%
Healthcare 1%
Other Property Types 6%
Multifamily 24%
Retail 27%
Office 19%

($000s)	June 30, 2024				
Commercial Real Estate	Balance	% Total	Loan Count	Avg. Balance	WA LTV
Multifamily	$374,175	24.0%	341	$1,097	63.8%
Retail	416,030	26.6%	312	1,333	60.3%
Office	293,177	18.8%	226	1,297	63.2%
Industrial	153,548	9.8%	89	1,725	53.2%
Hospitality	143,508	9.2%	41	3,500	51.2%
Flex	42,804	2.7%	28	1,529	44.2%
Mobile Home Park	21,931	1.4%	25	877	67.7%
Healthcare	14,777	0.9%	6	2,463	55.3%
Other Property Types	101,505	6.5%	125	812	64.1%
Total Multifamily + NOO CRE	**$1,561,455**	**100%**	**1,193**	**$1,309**	**59.9%**

Deeper Dive into the Commercial Loan Portfolio

Nonowner Occupied CRE Portfolio

$1.2 B



Greater Philadelphia 25%
Northern NJ 11%
Other PA 16%
Out of Market 8%
Central PA 40%

Nonowner Occupied (Retail) Portfolio

$416 M



Northern NJ 19%
Greater Philadelphia 31%
Other PA 13%
Out of Market 11%
Central PA 26%

Multifamily Portfolio

$374 M



Greater Philadelphia 31%
Northern NJ 9%
Other PA 19%
Out of Market 2%
Central PA 39%

Nonowner Occupied (Office) Portfolio

$293 M



Greater Philadelphia 29%
Northern NJ 9%
Other PA 18%
Out of Market 4%
Central PA 40%

MID PENN BANCORP
WILLIAM PENN

Source: Company Documents, S&P Global Market Intelligence.
(1) Excludes owner occupied commercial real estate and farmland loans. Bank holding company data as of June 30, 2024 used.

23

24 Pro Forma Loan & Deposit Composition Source: S&P Global Market Intelligence. Note: Loan and deposit data based upon 6/30/2024 GAAP filings. Loan Composition Deposit Composition 2024Q2 Yield: 6.11% 2024Q2 Yield: 5.44% 2024Q2 Yield: 6.04% 2024Q2 Cost: 2.56% NIB: 17.0% 2024Q2 Cost: 2.13% NIB: 10.3% 2024Q2 Cost: 2.51% NIB: 16.2% Residential RE 18.6% CRE 54.9% C&I & Commercial 15.9% Construction 10.4% Consumer 0.1% Residential RE 35.4% CRE 56.3% C&I & Commercial 3.2% Construction 4.8% Consumer 0.4% Residentia l RE 20.3% CRE 55.1% C&I & Commercial 14.6% Construction 9.9% Consumer 0.2% Noninterest-bearing Deposits 17.0% IB Checking 22.7% Money Market 19.9% Savings 6.2% Time Deposits 34.2% Noninterest-bearing Deposits 10.3% IB Checking 21.1% Money Market 28.0% Savings 13.0% Time Deposits 27.6% Noninterest-bearing Deposits 16.2% IB Checking 22.5% Money Market 20.9% Savings 7.0% Time Deposits 33.3%

Non-GAAP Reconciliation $ in thousands, except per share For the Quarter Ended 9/30/2024 Mid Penn William Penn Bancorp, Inc. Bancorporation Tangible Assets Total Assets (GAAP) $5,527,025 $812,229 Less: Goodwill 128,160 4,858 Less: Core Deposits and Other Intangibles 6,713 323 Tangible Assets (Non-GAAP) $5,392,152 $807,048 Tangible Common Equity Total Common Equity $573,059 $128,253 Less: Goodwill 128,160 4,858 Less: Core Deposits and Other Intangibles 6,713 323 Tangible Common Equity $438,186 $123,072 Common Shares Outstanding 16,620,174 9,218,459 Tangible Book Value per Share (Non-GAAP) $26.36 $13.35 Tangible Common Equity / Tangible Assets 8.1% 15.2% Notes: Preliminary financial data as of for the quarter ended 9/30/2024. 25

Pro Forma Net Income and EPS Reconciliation

$ in millions, except per share

Earnings per Share

	2026 Estimated Pro Forma Excluding Capital Raise	2026 Estimated Pro Forma Including Capital Raise[1]
Mid Penn Bancorp, Inc. Net Income to Common (Consensus)	$56	$56
William Penn Bancorporation Net Income to Common (Management)	7	7
Pro Forma Unadjusted Net Income	$63	$63
Memo:		
Mid Penn Bancorp, Inc. Average Diluted Shares Outstanding, (9/30/2024 Actual)	17	17
Mid Penn Bancorp, Inc. Earnings per Share (Consensus)	$3.37	$3.37
After-Tax Acquisition Adjustments - Fully Phased-In		
Cost Savings	$8	$8
Intangible Amortization	(2)	(2)
Opportunity Cost of Cash	(0)	(0)
Interest Income on New Common Equity Issued	0	3
Potential MPB Subordinated Debt Redemption	1	1
Purchase Accounting Fair Value Adjustments	8	8
Total After-Tax Acquisition Adjustments	$15	$17
Pro Forma Net Income to Common	**$78**	**$81**
Average Diluted Shares Outstanding (Pro Forma)	20.4	23.1
Pro Forma Earnings per Share	**$3.84**	**$3.50**
EPS Accretion (2026E Fully Phased-In) ($)	*$0.47*	
EPS Accretion (2026E Fully Phased-In) (%)	*14.0%*	

Goodwill Reconciliation

Standalone William Penn Tangible Common Equity at Closing	$122
Less: After-Tax WMPN Deal Expenses	($2)
Plus: Tax Benefit from ESOP	$0
William Penn Tangible Common Equity at Closing	**$120**
Pre-Tax Fair Value Adjustments	($38)
Net Deferred Tax Asset / (Liability)	$8
After-Tax Fair Value Adjustments	($30)
Adjusted Tangible Common Equity with After-Tax Fair Value Adjustments	**$90**
Core Deposit Intangible (CDI)	$11
Net Deferred Tax Asset / (Liability)	($2)
Adjusted William Penn Tangible Common Equity at Closing	**$99**
Deal Value	*$119*
Goodwill Created	**$20**

MID PENN BANCORP WILLIAM PENN

Note: Estimated financial impact is presented for illustrative purposes only. Pro Forma data is subject to various assumptions and uncertainties. See disclaimer "Combined Franchise Forward-Looking Data."
(1) Assumes common equity raise base offering of $70 million with full exercise of 15% greenshoe of the base offering amount for illustrative purposes.

26

Tangible Book Value Dilution Reconciliation $ in millions, except per share Estimated Pro Estimated Pro Forma Excluding Forma Including Capital Raise Capital Raise(1) Mid Penn Bancorp, Inc. Tangible Common Equity at Close $466 $466 Mid Penn Bancorp, Inc. Tangible Book Value per Share at Close $28.05 $28.05 Stock Consideration to William Penn $117 $117 Rolled Options Consideration 2 2 Goodwill Created (20) (20) Core Deposit Intangible Created (11) (11) Mid Penn Deal Expenses (9) (9) Net Proceeds from Common Equity Raise 0 76 Credit & Other Adjustments (3) (3) Combined Tangible Common Equity $542 $618 Common Shares Outstanding 20.3 23.0 Pro Forma Tangible Book Value per Share $26.71 $26.87 Tangible Book Value per Share Dilution ($) ($1.34) Tangible Book Value per Share Dilution (%) (4.8%) Tangible Book Value per Share Earnback (Years) 2.4 Note: Estimated financial impact is presented for illustrative purposes only. Pro Forma data is subject to various assumptions and uncertainties. See disclaimer “Combined Franchise Forward-Looking Data.” (1) Assumes common equity raise base offering of $70 million with full exercise of 15% greenshoe of the base offering amount for illustrative purposes. 27